Exhibit 99.1

CF Corporation Completes Acquisition of Fidelity & Guaranty Life

CF Corp. changes name to FGL Holdings, will begin trading on the NYSE

NEW YORK, NY and DES MOINES, IA, November 30, 2017 /PRNewswire/ — CF Corporation (NASDAQ:CFCO) (“CF Corp.”), HRG Group, Inc. (NYSE: HRG) and Fidelity & Guaranty Life (NYSE:FGL) (“FGL”), a leading provider of fixed indexed annuities and life insurance in the U.S., announced today that they have completed their previously announced merger transaction under which CF Corp. acquired FGL for $31.10 per share in cash, or a total of approximately $1.835 billion, plus the assumption of $405 million of existing debt.

Upon completion of this acquisition, CF Corp. has changed its name to FGL Holdings and will trade on the New York Stock Exchange (NYSE) under the ticker symbol FG commencing on December 1, 2017. The FGL Holdings companies include Fidelity & Guaranty Life Insurance Company, an Iowa-domiciled company offering annuities and life insurance products, Fidelity & Guaranty Life Insurance Company of New York, a New York domiciled company offering annuities and life insurance products, F&G Re Ltd, a Bermuda-based reinsurer, and Front Street Re, a Cayman-based reinsurer.

Messrs. Chinh E. Chu and William P. Foley, II, co-founders of CF Corp., are serving as Co-Chairmen of the Board of FGL Holdings, which will be composed of a majority of independent directors. Chris Littlefield, President and Chief Executive Officer of the newly named FGL Holdings, is continuing to lead the management team.

Mr. Chu said, “We are pleased to complete this important transaction and are excited about the future of FGL Holdings. We look forward to working closely with Chris and the rest of the management team to provide industry-leading retirement savings and life insurance products to policyholders and drive value for our shareholders as FGL Holdings enters its next phase of growth.”

Mr. Foley added, “FGL Holdings is a high-quality enterprise serving the retirement needs of an important market. We believe this transaction will enable us to generate meaningful returns for our shareholders and deliver best-in-class solutions for policyholders.”

Mr. Ehsan Zargar—HRG Group Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary—noted, “We are very happy to complete this sale for the benefit of all shareholders, and we thank the FGL and CF Corp. leadership teams for their efforts in navigating this transaction through to a successful outcome for all.”

Mr. Littlefield added, “We are excited to establish ourselves as FGL Holdings and are well positioned to enter our next chapter. We remain focused on continuing to provide our distribution partners, agents and policyowners with compelling insurance products that serve their needs and generate value for all our stakeholders.”

Key Transaction Terms and Details

The transaction was financed with $1.2 billion from CF Corp.'s IPO and forward purchase agreements, and more than $700 million in additional new common and preferred equity. Funds advised by Blackstone Tactical Opportunities, funds advised by GSO Capital Partners LP (Blackstone’s credit platform) and Fidelity National Financial, Inc. provided a full backstop funding commitment to ensure certainty of funding.

Subsidiaries of FGL Holdings have entered into an investment management agreement with affiliates of Blackstone. This agreement provides access to Blackstone's superior investment management and strategic oversight capabilities to drive additional value creation for FGL Holdings and policyholders, while continuing FGL's current focus on high-quality investment grade assets

In connection with the transaction, CF Corp. also acquired certain reinsurance companies from HRG Group, a diversified holding company and FGL’s former largest shareholder.

About FGL Holdings

FGL Holdings is focused on owning businesses that generate sustainable free cash flow or attractive returns on investment. Through its subsidiaries, the company offers fixed index annuities and life insurance products and partners with an established network of independent marketing organizations and their independent agents to distribute these products.

The FGL Holdings family of companies includes

•	Fidelity & Guaranty Life Insurance Company, an annuity and life insurance company based in Des Moines, IA
•	Fidelity & Guaranty Life Insurance Company of New York
•	F&G Re Ltd, a Bermuda-based reinsurer

For more information, please visit www.fglife.bm.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. FGL Holdings’ actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, FGL Holdings’ expectations with respect to future performance and anticipated financial impact of the business combination. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside FGL Holdings’ control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against FGL Holdings’ in connection with the merger agreement and the transactions contemplated therein; (2) the inability to obtain or maintain the listing of FGL Holdings’ ordinary shares on the New York Stock Exchange following the business combination; (3) the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; (4) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (5) costs related to the business combination; (6) changes in applicable laws or regulations; (7) the possibility that FGL Holdings may be adversely affected by other economic, business, and/or competitive factors; and (8) other risks and uncertainties identified in CF Corp.’s proxy statement relating to the business combination, including those under “Risk Factors” therein, and in CF Corp.’s and FGL’s other filings with the SEC. FGL Holdings cautions that the foregoing list of factors is not exclusive. Readers should not place undue reliance upon any forward-looking statements, which speak only as of the date made. FGL Holdings does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

FGL Holdings Contacts:

Investors and Media:

Diana Hickert-Hill

FGL Holdings

investors@fglife.bm; media@fglife.bm

410.487.0992